UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2013

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2013, Hooper Holmes, Inc. (the “Company”) issued a press release announcing that its Board of Directors has appointed Mr. Henry E. Dubois as the Company's President and Chief Executive Officer, as well as a member of the Company's Board of Directors, effective April 8, 2013. The Company also announced the resignation of Mr. Ransom J. Parker as the Company's President and Chief Executive Officer and as a director of the Company, effective April 8, 2013. Mr. Parker notified the Company of his resignation by letter dated April 8, 2013, which cited no disagreements with the Company regarding the Company's operations, policies or practices. A copy of the press release regarding the appointment of Mr. Dubois and the resignation of Mr. Parker has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Since January 3, 2013, Mr. Dubois, age 51, has been serving as a consultant to the Executive Committee of the Board pursuant to an Interim Services Agreement, dated as of January 3, 2013, between Randstad Professionals US, LP, d/b/a Tatum (“Tatum”) and the Company (the “Tatum Agreement”). Since January 2011, Mr. Dubois has been employed by Tatum, a national executive services firm that assists clients by providing interim and full-time senior executives and consulting support. Under the terms of the Tatum Agreement, Mr. Dubois will now serve as President and Chief Executive Officer of the Company.

From February 2005 through December 2012, he was engaged by GeoEye, Inc., a global supplier of high resolution satellite and aerial imagery. During this time, he provided services to GeoEye as a consultant in strategy, operations and financial management from February through December 2005 and again from January 2009 through December 2012; and he served as Executive Vice President and Chief Financial Officer of GeoEye from January 2006 through December 2008. In previous roles, he served as President, Chief Operating Officer and Chief Financial Officer of DigitalGlobe, Inc., an owner/operator of high resolution imaging satellites; Chief Executive Officer and Chief Financial Officer of PT. Centralindo Panca Sakti, an Asia Pacific region telecommunications company; and Senior Vice President of PT. Ongko Multicorpora, a conglomerate based in Indonesia. Mr. Dubois also served as a consultant with Booz, Allen & Hamilton and began his career as an internal auditor and finance supervisor for Exxon Corporation. He earned his Bachelor of Arts degree in mathematics from the College of the Holy Cross and his Master of Management degree from the J. L. Kellogg Graduate School of Management at Northwestern University.

Under the Tatum Agreement the Company makes a base payment to Tatum of $12,000 per week, with a cash bonus of up to an additional $8,000 per week based on certain performance measures. In connection with Mr. Dubois' services, he will receive from Tatum approximately 70% of the amount paid by the Company to Tatum.

In connection with the resignation of Mr. Parker, the Company has agreed to treat such resignation as a termination by Mr. Parker for “good reason” under the Employment Agreement, dated as of September 15, 2010, between the Company and Mr. Parker; provided, however, that instead of receiving, as severance, a lump sum payment equal to the amount of his current base salary payable for a one-year period Mr. Parker and the Company agreed that such amount (anticipated to be approximately $400,000 in the aggregate) will be paid in twelve equal monthly installments. Mr. Parker will remain subject to the non-competition and non-solicitation provisions set forth in his Employment Agreement.

Item 7.01.  Regulation FD Disclosure.

On April 8, 2013, the Company issued a press release announcing Mr. Dubois' appointment and Mr. Parker's resignation described in Item 5.02. A copy of the press release has been furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information under this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release of Hooper Holmes, Inc. issued April 8, 2013.

HOOPER HOLMES, INC.

Date: April 11, 2013	By: /s/ Mark Rosenblum
Mark Rosenblum
Senior Vice President,
General Counsel and
Secretary